Exhibit 99.2
Chiquita Brands International, Inc.
Chiquita Brands L.L.C.
OFFER FOR ALL OUTSTANDING
7.875% SENIOR SECURED NOTES DUE 2021
IN EXCHANGE FOR
7.875% SENIOR SECURED NOTES DUE 2021
WHICH HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED
, 2013
To Our Clients:
Enclosed for your consideration is a prospectus dated , 2013 (the “Prospectus”), and the related letter of transmittal (the “Letter of Transmittal”), relating to the offer (the “Exchange Offer”) of Chiquita Brands International, Inc. and Chiquita Brands L.L.C. (the “Issuers”) to exchange its 7.875% Senior Secured Notes due 2021, registered under the Securities Act of 1933, as amended (collectively, the “New Notes”), for its issued and outstanding 7.875% Senior Notes due 2021, issued in a private offering on February 5, 2013 (collectively, the “Old Notes”), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuers contained in the registration rights agreement entered into with the initial purchasers of the Old Notes on February 5, 2013.
This material is being forwarded to you as the beneficial owner of Old Notes held by us for your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.
Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.
Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2014 unless extended by the Issuers. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
Your attention is directed to the following:

1.	The Exchange Offer is for any and all Old Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned “The Exchange Offer—Conditions to the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Old Notes from the holder to the Issuers will be paid by the Issuers, except as otherwise provided in the Instructions in the Letter of Transmittal.

4.	The Exchange Offer expires at 5:00 p.m., New York City time, on , 2014 unless extended by the Issuers.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Chiquita Brands International, Inc. and Chiquita Brands L.L.C. with respect to their Old Notes.
This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

☐	Please tender the Old Notes held by you for my account as indicated below:
Aggregate Principal Amount
at Maturity of Old Notes
7.875% Senior Secured Notes due 2021: $

☐	Please do not tender any Old Notes held by you for my account.
None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Notes held by us for your account.

Dated: , 201

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Tax Identification or Social Security Number (s)):